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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/ RECOMMENDATION STATEMENT
Under
SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

TELE CENTRO OESTE CELULAR
PARTICIPAÇÕES S.A.

(Name of Subject Company)

TELE CENTRO OESTE CELULAR
PARTICIPAÇÕES S.A.

(Name of Person Filing Statement)

Preferred shares, without par value
American Depositary Shares (as evidenced by
American Depositary Receipts),
each representing 3,000 preferred shares
(Title of Class of Securities)

87923P105 (American Depositary Shares)
(CUSIP Number of Class of Securities)

S. Todd Crider, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the person filing statement)

☑ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

EXHIBIT INDEX
EX-99.1.1: AMENDED ENGLISH TRANSLATION OF NOTICE OF MATERIAL FACT

EXHIBIT INDEX

Exhibit No.	Description
1.1	Amended English translation of Notice of Material Fact dated August 25, 2004.